-----------------------------
               UNITED STATES                           OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION       -----------------------------
           Washington, D.C. 20549              OMB Number:         3235-0058
                                               Expires:       March 31, 2006
                                               Estimated average burden
                 FORM 12b-25                   hours per response ..... 2.50
                                               -----------------------------
        NOTIFICATION OF LATE FILING                   SEC FILE NUMBER
                                                           0-27587
                                               -----------------------------
                                                        CUSIP NUMBER

                                               -----------------------------

(Check One):| |Form 10-K  | |Form 20-F | |Form 11-K  |X|Form 10-Q  | |Form N-SAR


     For Period Ended:   January 31, 2005
                      ----------------------------------------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
                                      ------------------------------------------

================================================================================
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
================================================================================
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

        Strategy International Insurance Group, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable


        200 Yorkland Blvd., Suite 200
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


        Toronto, Ontario, M2J5C1 Canada
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2005 could not be filed within the prescribed time period because the Registrant, which has a small accounting staff, has devoted substantial time and efforts to recent business matters affecting the Registrant. As a result, the Registrant was not able to timely finalize its quarterly report.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Stephen Stonhill                 416                   391-4223
     -------------------------    --------------------  ------------------------
              (Name)                  (Area Code)          (Telephone Number)


(2)  Have all other periodic  reports required under Section      YES       NO
     13 or 15(d) of the  Securities  Exchange Act of 1934 or      [X]       [ ]
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

(3)  Is  it  anticipated  that  any  significant  change  in      YES       NO
     results of operations from the corresponding period for      [ ]       [X]
     the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

================================================================================

                  Strategy International Insurance Group, Inc.
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   March 16, 2005              By /s/ Stephen Stonhill
     --------------------------       ------------------------------------------
                                      Stephen Stonhill, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

--------------------------------------------------------------------------------
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------